UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to § 240.14a-12

Codorus Valley Bancorp, Inc.

________________________________________________________________________

(Name of Registrant as Specified In Its Charter)

________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2010

Dear Fellow Shareholders of Codorus Valley Bancorp, Inc.:

On behalf of the Corporation’s Board of Directors, I am pleased to invite you to attend Codorus Valley Bancorp, Inc.’s Annual Meeting of Shareholders to be held on Tuesday, May 18, 2010, at 9:00 a.m., prevailing time. The location of the Annual Meeting is the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania 17403. At the Annual Meeting, you will have the opportunity to ask questions and to make comments. Enclosed with the Proxy Statement and Notice of Meeting is a proxy card and Codorus Valley Bancorp, Inc.’s 2009 Annual Report to Shareholders on Form 10-K.

The principal business of the meeting is to elect two Class B directors, each to serve for a term of three years, to consider and approve an advisory (non-binding) proposal concerning the Corporation’s executive compensation program, to ratify the appointment of ParenteBeard LLC as Codorus Valley Bancorp, Inc.’s Independent Auditor for the fiscal year ending December 31, 2010;  and to transact any other business that is properly presented at the Annual Meeting. The Notice of Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon in more detail.

I am delighted that you have invested in Codorus Valley Bancorp, Inc., and I hope that, whether or not you plan to attend the Annual Meeting, you will vote as soon as possible by completing, signing and returning the enclosed proxy in the envelope provided. The prompt return of your proxy will save Codorus Valley Bancorp, Inc. expenses involved in further communications. Alternatively, you may vote by telephone or electronically through the Internet by following the instructions on the proxy card. Your vote is important. Voting by written proxy, telephone or electronically through the Internet will ensure your representation at the Annual Meeting if you do not attend in person.

I look forward to seeing you on May 18, 2010 at the Corporation’s Annual Meeting.

Sincerely,

Larry J. Miller
Vice Chairman, President, and Chief Executive Officer

Codorus Valley Corporate Center, 105 Leader Heights Road, P.O. Box 2887, York, PA 17405-2887

CODORUS VALLEY BANCORP, INC.

NASDAQ TRADING SYMBOL: CVLY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

2010

www.peoplesbanknet.com

PROXY STATEMENT

Dated and to be mailed on or about April 8, 2010

Codorus Valley Bancorp, Inc.
Codorus Valley Corporate Center
105 Leader Heights Road
York, Pennsylvania 17403

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2010

CODORUS VALLEY BANCORP, INC.

CODORUS VALLEY CORPORATE CENTER
105 LEADER HEIGHTS ROAD
YORK, PENNSYLVANIA 17403

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2010

TO THE SHAREHOLDERS OF CODORUS VALLEY BANCORP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Codorus Valley Bancorp, Inc. will be held at the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania, on Tuesday, May 18, 2010, at 9:00 a.m., prevailing time, for the purpose of considering and voting upon the following matters:

1.	To elect two Class B directors, each to serve for a three-year term and until their successors are elected and qualified;
2.	To consider and approve an advisory (non-binding) proposal concerning the Company’s executive compensation program; and
3.	To ratify the appointment of ParenteBeard LLC as Codorus Valley Bancorp, Inc.’s Independent Auditor for the fiscal year ending December 31, 2010; and
4.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only those shareholders of record at the close of business on March 1, 2010 are entitled to notice of and to vote at the meeting.  Please promptly complete, date, and sign the enclosed proxy and return it in the enclosed postage paid envelope. Alternatively, you may vote by telephone or electronically through the Internet by following the instructions on the proxy card. We cordially invite you to attend the meeting. Your proxy is revocable, and you may withdraw it at any time. You may deliver notice of revocation or deliver a later dated proxy to the Secretary of the Corporation before the vote at the meeting.

We enclose, among other things, a copy of the 2009 Annual Report on Form 10-K of Codorus Valley Bancorp, Inc.

BY ORDER OF THE BOARD OF DIRECTORS

Harry R. Swift, Esquire
Secretary

York, Pennsylvania

April 8, 2010

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY CARD OR VOTE
BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET.

GENERAL

Introduction

This Proxy Statement is furnished in connection with the solicitation of proxies by Codorus Valley Bancorp, Inc. (the “Corporation” or “Company”), on behalf of the Board of Directors (the “Board”), for the 2010 Annual Meeting of Shareholders. This Proxy Statement and the related proxy card are being distributed on or about April 8, 2010.

The Corporation will bear the expense of soliciting proxies. In addition to the use of the mail, directors, officers and employees of the Corporation and its subsidiaries may, without additional compensation, solicit proxies in person or by telephone, e-mail or facsimile.

The Annual Meeting of Shareholders will be held on Tuesday, May 18, 2010, at 9:00 a.m. at the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania. Shareholders of record at the close of business on March 1, 2010, are entitled to vote at the meeting.

At the annual meeting, shareholders will vote to:

•	Elect two Class B directors, each to serve for a three-year term;
•	Consider and approve an advisory (non-binding) proposal concerning the Company’s executive compensation program;
•	Ratify the appointment of ParenteBeard LLC (“ParenteBeard”) as Codorus Valley Bancorp, Inc.’s Independent Auditor for the fiscal year ending December 31, 2010; and
•	Transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

Proxies and Voting Procedures

You can vote your shares by completing and returning a written proxy card. You can also vote in person at the meeting. Alternatively, you may vote by telephone or electronically through the Internet by following the instructions on the proxy card. Submitting your voting instructions through one of these methods will not affect your right to attend the meeting and will not limit your right to vote at the annual meeting if you later decide to attend in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you may have the right to direct your broker how to vote, and you are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street-name shares in person at the meeting unless you obtain a proxy executed in your favor from the holder of record. Please contact your broker for a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

By properly completing a proxy, you appoint Richard Hupper, Ph.D., Samuel E. Keeney and Robert E. Rebert as proxy holders to vote your shares as indicated on the proxy card. Any signed proxy card not specifying to the contrary will be voted FOR election of the director nominees identified in this Proxy Statement, FOR approval of the Corporation’s executive compensation program and FOR the ratification of ParenteBeard.

You may revoke your written proxy by delivering written notice of revocation to Harry R. Swift, Esquire, Secretary of the Corporation, or by executing a later dated proxy and giving written notice of the revocation to Mr. Swift at any time before the proxy is voted at the meeting. Proxy holders will vote shares represented by proxies, if properly signed and returned to the Secretary, in accordance with instructions of shareholders.

Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors.

If you are also a participant in the Codorus Valley Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy will serve as a voting instruction card for your shares held in the Plan. Wells Fargo Bank, N.A., the Plan administrator, will vote your shares held in the Dividend Reinvestment and Stock Purchase Plan in the same manner as you indicate on your proxy card.

At the close of business on March 1, 2010, Codorus Valley Bancorp, Inc. had 4,079,410 shares of common stock, par value $2.50 per share, issued and outstanding. Codorus Valley Bancorp, Inc.’s Articles of Incorporation authorize the Corporation to issue up to 10,000,000 shares of common stock, par value $2.50 per share. Each common share is entitled to one vote on all matters submitted to a vote of the shareholders.

Quorum

A majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum for the conduct of business at the Annual Meeting. Under Pennsylvania law and Codorus Valley Bancorp, Inc.’s Bylaws, the presence of a quorum is required for each matter to be acted upon at the meeting. Votes withheld and abstentions, while not votes cast, will be counted as present for purposes of determining the presence of a quorum. Shares of common stock represented by “broker non-votes” (i.e., shares of common stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable rules of the National Association of Securities Dealers, Inc. or the instrument under which it serves in such capacity, or (iii) the record holder has indicated on the proxy or otherwise notified Codorus Valley Bancorp, Inc. that it does not have authority to vote such shares on that matter) will be counted as present for purposes of determining the presence of a quorum.

Required Vote

In the case of the election of directors, the two candidates receiving the highest number of votes are elected. Shareholder approval of the non-binding advisory vote on the Corporation’s executive compensation program and ratification of the appointment of ParenteBeard as the Corporation’s Independent Auditor for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the votes cast. Please note that brokers no longer may cast a vote on your behalf for the election of directors without instruction from you. An abstention or broker non-vote has no effect with respect to the outcome of the election of directors, the ratification of the appointment of ParenteBeard or approval of the Corporation’s executive compensation program. All other matters to be voted upon by the shareholders require the affirmative vote of a majority of the votes cast at the annual meeting, except in cases where the vote of a greater number of shares is required by law or under Codorus Valley Bancorp, Inc.’s Articles of Incorporation or Bylaws.

GOVERNANCE OF THE CORPORATION

Our Board of Directors believes that the purpose of corporate governance is to maximize shareholder value in a manner consistent with legal requirements and with the highest standards of integrity. The Board has adopted and adheres to corporate governance practices that the Board and management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules and listing standards of NASDAQ and Securities and Exchange Commission (SEC) regulations, as well as best practices suggested by recognized governance authorities.

Currently, our Board of Directors has eight members. Under applicable NASDAQ and SEC standards for director independence, seven of our eight directors meet the standards for independence: Rodney L. Krebs, Chairman; D. Reed Anderson, Esquire; MacGregor S. Jones; William H. Simpson; Dallas L. Smith; Donald H. Warner; and Michael L. Waugh.

Board Structure

The Company’s senior leadership is shared between two executive positions — the President and Chief Executive Officer and the Chairman of the Board.  Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management.  Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. The positions of President and Chief Executive Officer and Chairman of the Board have been separate for the entire history of the Company.   Our Board believes that having separate positions, with an independent non-executive director serving as Chairman, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Our Chairman is responsible for the smooth functioning of our Board and enhancing its effectiveness.  Our Chairman guides the processes of our Board, presides at Board meetings and at stockholder meetings and acts as a regular liaison between our Board and our management, consulting regularly with our executives over business matters and providing our executives with immediate consultation and advice on material business decisions that require prompt reflection or policy interpretation.

Meetings and Committees of the Board of Directors

The Board of Directors of Codorus Valley Bancorp, Inc. met eighteen times during 2009. All directors attended at least 75% of the meetings of the Board of Directors and of the various committees on which they served. While the Corporation has no formal policy in place, directors are strongly encouraged to attend the Annual Meeting of Shareholders. All but one of our directors attended the 2009 Annual Meeting of Shareholders, and we anticipate that all directors will attend this year’s meeting.

The Board of Directors of the Corporation has a standing Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Risk Management Committee, each of which is described below.

Audit Committee. The Audit Committee of the Board of Directors is comprised solely of directors who meet the applicable NASDAQ and SEC standards for independence of audit committee members and possess the requisite knowledge or experience to serve on the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors on February 10, 2004. The charter is available on the Corporation’s website at www.peoplesbanknet.com. Click on the “About Us” link. Click on the “Investor Relations” link in the left-hand margin, and then click on the “Audit Committee Charter” link in the left-hand margin. The current members of the Audit Committee are Donald H. Warner, Chairman; D. Reed Anderson, Esquire; and William H. Simpson. The Audit Committee met four times during 2009. The principal duties of the Audit Committee, as set forth in its charter, include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities, and appointing the Corporation’s independent registered public accountant. The Audit Committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

William H. Simpson has been designated by the Board as the Audit Committee financial expert. In designating Mr. Simpson as the Audit Committee financial expert, the Board considered his qualifications in light of the rules of the SEC and NASDAQ.

Compensation Committee. All members of the Compensation Committee are independent under applicable NASDAQ and SEC standards. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors on February 24, 2004. The charter is available on the Corporation’s website at www.peoplesbanknet.com. Click on the “About Us” link. Click on the “Investor Relations” link in the left-hand margin, and then click on the “Compensation Committee Charter” link in the left-hand margin. The current members of the Compensation Committee are Rodney L. Krebs, Chairman; D. Reed Anderson, Esquire; MacGregor S. Jones; William H. Simpson; Dallas L. Smith; Donald H. Warner; and Michael L. Waugh. The Compensation Committee met six times during 2009. The principal duties of the Compensation Committee include evaluating and approving compensation plans, policies, and programs for the executive officers of the Corporation and its subsidiaries.

Corporate Governance and Nominating Committee. All members of the corporate Governance and Nominating Committee are independent under applicable NASDAQ and SEC standards. The Corporate Governance and Nominating Committee operates pursuant to a written charter adopted by the Board of Directors on February 24, 2004. The charter is available on the Corporation’s website at www.peoplesbanknet.com. Click on the “About Us” link. Click on the “Investor Relations” link in the left-hand margin, and then click on the “Corporate Governance” link in the left-hand margin. Members of the Corporate Governance and Nominating Committee are Rodney L. Krebs, Chairman; D. Reed Anderson, Esquire; William H. Simpson; MacGregor S. Jones; Dallas L. Smith; Donald H. Warner; and Michael L. Waugh. The Corporate Governance and Nominating Committee met once during 2009. The principal duties of the

Corporate Governance and Nominating Committee include developing and recommending to the Board criteria for selecting qualified director candidates, identifying individuals qualified to become Board members, evaluating and selecting, or recommending to the Board, director nominees for each election of directors, considering committee member qualifications, appointment and removal, recommending codes of conduct and codes of ethics applicable to the Corporation and providing oversight in the evaluation of the Board and each committee.

Risk Management Committee.  The Risk Management Committee operates pursuant to a written charter adopted January 22, 2002.  The Risk Management Committee provides general risk oversight and is generally responsible for risk management, which includes monitoring credit risk, interest rate risk, liquidity risk, price risk, transaction risk, compliance risk, strategic risk and reputation risk. The committee is comprised of the President and CEO, General Counsel, Chief Financial Officer, Chief Credit Officer, Internal Auditor, BSA and Security Officer and Loan Review Officer as well as a representative from the Board of Directors.  The Risk Management Committee met six times during 2009.

Role of the Board in Risk Oversight

The Board of Directors is responsible for oversight of the various risks facing us. In this regard, the Board seeks to understand and oversee the most critical risks relating to the Corporation’s business, allocate responsibilities for the oversight of risks among the full Board and its committees, and see that management has in place effective systems and processes for managing risks facing the Corporation. Overseeing risk is an ongoing process, and risk is inherently tied to our strategy and to strategic decisions. Accordingly, the Board considers risk throughout the year and with respect to specific proposed actions. While the Board oversees risk, management is charged with identifying and managing risk.

The Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. The following committees in particular play significant roles in carrying out the risk oversight function.

•  The Risk Management Committee: The Risk Management Committee provides general risk oversight as described above.  The Risk Management Committee takes minutes at each of its meetings, and those minutes are reviewed and approved by the Board of Directors.

•  The Compensation Committee: The Compensation Committee evaluates the risks and rewards associated with the Corporation’s compensation philosophy and programs.

•  The Audit Committee: The Audit Committee oversees the Corporation’s processes for assessing risks and the effectiveness of the Corporation’s system of internal controls. In performing this function, the Audit Committee considers information from the Corporation’s independent registered public accounting firm and internal auditors and discusses relevant issues with management and the independent registered public accounting firm.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become members of the Board of Directors and to recommend such individuals to the Board of Directors for consideration and nomination. The Corporate

Governance and Nominating Committee and the Board of Directors endeavor to recruit and retain Board members who demonstrate intellectual capacity, strong interpersonal skills, good business instinct, objectivity and the highest level of personal and professional integrity. When evaluating current members of the Board of Directors and prospective candidates for the Board of Directors, the Committee seeks to balance the skill sets and attributes of existing Board members with the need for other complementary skills, talents and qualities that will position the Corporation to successfully implement its strategic vision.

In addition to requiring that each existing director and candidate for nomination possesses unquestionable character and a commitment to contribute to the success of the Corporation and the stewardship of the community, the Corporate Governance and Nominating Committee’s evaluation of director candidates includes an assessment of issues and factors regarding the individual’s education, business experience, accounting and financial expertise, age, diversity, reputation, civic and community relationships and knowledge and experience in matters that impact diversified community financial institutions. The Committee will also take into account the director candidate’s ability to devote adequate time to corporate matters, including being prepared for, and participating in, all Board of Directors’ and committee meetings. When the Corporate Governance and Nominating Committee is considering current members of the Board of Directors for nomination for reelection, the Committee considers prior performance as well as meeting attendance records.

The current practice of the Corporate Governance and Nominating Committee is to identify potential director candidates through a variety of sources. The Committee considers recommendations made by current or former directors or members of management. Potential candidates also may be identified through contacts in the business, civic, academic, legal and non-profit communities. The Chairman of the Corporate Governance and Nominating Committee determines how to approach director candidates.

Regarding new director candidates, the Corporate Governance and Nominating Committee will evaluate whether the nominee is independent, as independence is defined under applicable NASDAQ and SEC Rules, and whether the nominee meets the qualifications for director outlined above as well as any special qualifications applicable to membership on any committee on which the nominee may be appointed to serve if elected. A majority of the Board of Directors must meet the criteria for “independence” established by NASDAQ, and the Committee will consider any conflicts of interest that might impair that independence.

The Corporate Governance and Nominating Committee will consider recommendations by Codorus Valley Bancorp, Inc. shareholders of qualified director candidates for possible nomination by the Board. Shareholders may recommend qualified director candidates by writing to:

Harry R. Swift, Esq.

Corporate Secretary

Codorus Valley Bancorp, Inc.

P.O. Box 2887

York, PA 17405-2887

Submissions must include information regarding a candidate’s citizenship, age, background, business and personal addresses, qualifications, experience, principal occupation or employment, directorships and other positions held by the candidate in business, charitable and community organizations and his/her willingness to serve as a member of the Board of Directors. Based on a preliminary assessment of the candidate’s qualifications, the Corporate Governance and Nominating Committee may conduct interviews with, and request additional information from, the candidate.

Under its current practices, there are no differences in how the Corporate Governance and Nominating Committee evaluates a nominee for director based on whether the nominee is recommended by the Committee or by a shareholder.

Nomination of Directors

Article 10, Section 10.1 of Codorus Valley Bancorp, Inc.’s Bylaws requires that nominations be made pursuant to timely notice in writing to the Secretary. To be timely, a shareholder’s notice must be delivered to or received at the principal executive offices of the Corporation not less than 90 days prior to the one year anniversary date of the preceding meeting of shareholders called to elect directors. The notice must provide the specific information required by Section 10.1 of the Bylaws. The Board is required to determine whether nominations have been made in accordance with the requirements of the Bylaws. If the Board determines that a nomination was not made in accordance with the Bylaws, the shareholder will be given an opportunity to cure any deficiency in accordance with the Bylaws. You may obtain a copy of the Corporation’s Bylaws by writing to Harry R. Swift, Esquire, Corporate Secretary, Codorus Valley Bancorp, Inc., P.O. Box 2887, York, PA 17405-2887. A copy of the Corporation’s current Bylaws has been filed with the Securities and Exchange Commission as Exhibit 3(ii) to Form 8-K filed November 15, 2007.

Submission of Shareholder Proposals

If a shareholder wants the Corporation to include a proposal in our Proxy Statement for presentation at our 2011 Annual Meeting of Shareholders, the proposal must be received by the Corporation c/o Harry R. Swift, Esq., Corporate Secretary, Codorus Valley Bancorp, Inc., P.O. Box 2887, York, PA 17405-2887, no later than December 9, 2010. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

If a shareholder proposal is submitted to the Corporation after December 9, 2010, it is considered untimely and, although the proposal may be considered at the annual meeting, it will not be included in the Corporation’s 2011 Proxy Statement. With respect to shareholder proposals received after February 22, 2011, proxy holders may vote on such proposals in their discretion.

Communicating with Directors

The Board of Directors has established a process for shareholders and other interested parties to communicate directly with the Chairman of the Board of Directors or other non-management directors individually or collectively, by submitting written correspondence to the following address:

Chairman of the Board of Directors (or name of individual, independent director)
c/o Harry R. Swift, Esq.
Corporate Secretary
Codorus Valley Bancorp, Inc.
P.O. Box 2887
York, PA 17405-2887

The Corporate Secretary may facilitate such direct communications with the Board of Directors or individual, independent directors by reviewing and summarizing such communications. All such communications will be referred to the Chairman of the Board of Directors or individual, independent directors for consideration unless otherwise instructed by the Board of Directors.

PROPOSAL 1 – Election of Directors

Codorus Valley Bancorp, Inc.’s Bylaws provide that the Board of Directors consists of not less than five nor more than twenty-five persons. The Board of Directors is divided into three classes with directors elected to staggered three-year terms. Each class consists, as nearly as possible, of one-third of the directors. The Bylaws also provide that the directors of each class are elected for a term of three years, so that the term of office of one class of directors expires at the annual meeting each year. The Board of Directors determines the number of directors in each class.

A majority of the Board of Directors may increase or decrease the number of directors between meetings of the shareholders. Any vacancy occurring on the Board of Directors, whether due to an increase in the number of directors, resignation, retirement, death, or any other reason, may be filled by appointment by the remaining directors. Any director who is appointed to fill a vacancy holds office until the expiration of the term of the class of directors to which he or she was appointed. There is a mandatory retirement provision in the Bylaws that provides for the retirement of directors at age 72.

The Board of Directors has fixed the number of directors at eight as of the annual meeting date. There are two nominees for the Board of Directors for election at the 2010 Annual Meeting. The Board of Directors has nominated the following two people for election to the Board of Directors, each for a three-year term:

Nominees for Class B Directors
For a Term of Three Years Until 2013
William H. Simpson
Michael L. Waugh

Each of the nominees presently serves as a director.

In the event that any of the nominees are unable to accept nomination or election, proxy holders will vote proxies given pursuant to this solicitation in favor of other persons recommended by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees will be unable to serve as a director if elected.

The Board of Directors recommends a vote FOR the foregoing nominees.

Information about Nominees and Continuing Directors

Information, as of March 1, 2010, concerning the two nominees to the Board of Directors and the five continuing directors, appears below.

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held With Codorus Valley Bancorp, Inc. and Subsidiaries

Nominees - Class B - For a Term of Three Years Until 2013
William H. Simpson (68)	2006

A resident of York County since 1971, Mr. Simpson has served as a director of both the Codorus Valley Bancorp, Inc. (the “Corporation”) and PeoplesBank, A Codorus Valley Company (the “Bank”), since 2006 and is a member of the Audit Committee, where he has been designated as the Audit Committee financial expert.  Mr. Simpson currently is Vice Chairman of Susquehanna Real Estate, LP, a real estate development/re-development and land management company; and is a graduate from The United States Air Force Academy and The Harvard Law School.  He also serves as a member of the Board of Advisors/Directors/Trustees for: New Standard Corporation, Perform Group, Pace Industries, York College of PA and numerous other non-profit entities.

The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Simpson has developed through his business background, his leadership roles in philanthropic organizations, and his professional experiences as a business leader, as well as his knowledge and experience as director of the Bank and Corporation, enable him to provide continued business expertise to the Board of Directors and has nominated him for re-election.

Hon. Michael L. Waugh (54)	2002

Senator Waugh has served as a director of both the Codorus Valley Bancorp, Inc. (the “Corporation”) and PeoplesBank, A Codorus Valley Company (the “Bank”), since 2002 and is a member and Chair of the Wealth Management Committee.  Senator Waugh currently serves as State Senator in the 28th (York County) District of the Commonwealth of Pennsylvania.  He attended The Pennsylvania State University, York Campus.  Prior to his political career, Senator Waugh managed the family business, Waugh Construction Company, for eighteen years.  He is a native resident of York County and serves on the Board of Directors of various local non-profit organizations.  Senator Waugh also serves our state as a Farm Show Commissioner and as a Chesapeake Bay Commissioner.

The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Senator Waugh has developed through his business, civic and political background, his leadership roles in philanthropic organizations, and his professional experiences as a community leader, as well as his knowledge and experience as director of the Bank and Corporation, enable him to provide continued business expertise to the Board of Directors and has nominated him for re-election.

Donald H. Warner (71)	1990	Mr. Warner will retire from the Board at the conclusion of the Annual Meeting and will therefore not stand for re-election.

Class A - Continuing Directors until 2012
Rodney L. Krebs (69)	1988

Mr. Krebs has served as a director of both the Codorus Valley Bancorp, Inc. (the “Corporation”) and PeoplesBank, A Codorus Valley Company (the “Bank”), since 1988 and has served as Chairman of both Boards since 2000.  Mr. Krebs currently is President of Springfield Contractors, Inc., a heavy equipment/earth moving firm, is involved in residential land development, and is a U. S.  Army veteran.  He is a native resident of York County.

The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Krebs has developed through his business background, his ownership and management roles in land development, and his professional experiences as a business leader, as well as his knowledge and experience as director of the Bank and Corporation, enable him to provide continued business expertise to the Board of Directors.

Dallas L. Smith (64)	1986

Mr. Smith has served as a director of both the Codorus Valley Bancorp, Inc. (the “Corporation”) and PeoplesBank, A Codorus Valley Company (the “Bank”), since 1986 and 1983, respectively, and is a member of the Wealth Management Committee. Mr. Smith currently is President of Bruce V. Smith, Inc., a retail corporation now specializing in furniture (doing business as Smith Village), originally established by his father in 1932.  Mr. Smith is a graduate from The Wharton School, University of Pennsylvania.  Mr. Smith is a native resident of York County.

The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Smith has developed through his economic background, his leadership roles in philanthropic organizations, and his professional experiences as a business leader in the retail sector, as well as his knowledge and experience as director of the Bank and Corporation, enable him to provide continued business expertise to the Board of Directors.

Class C - Continuing Directors Until 2011
D. Reed Anderson, Esquire (67)	1994

Mr. Anderson has served as a director of both the Codorus Valley Bancorp, Inc. (the “Corporation”) and PeoplesBank, A Codorus Valley Company (the “Bank”), since 1994 and is a member of the Audit Committee and Wealth Management Committee.
Mr. Anderson currently is an attorney with Stock and Leader, graduated from The Pennsylvania State University, and received his J.D. from The Dickinson School of Law.  Mr. Anderson served as a Captain in the U. S. Army during the Vietnam War.  He has served as Chairman of the Board of Directors for:  the York County Chamber of Commerce; the York County March of Dimes Foundation; YorkCounts; and as an elder of Centre Presbyterian Church.  Mr. Anderson also currently serves in a number of other leadership capacities for various York County non-profit organizations.  He is a native resident of York County.

The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Anderson has developed through his background in the legal field, his leadership roles in philanthropic organizations, and his professional experiences as a business leader and lawyer, as well as his knowledge and experience as director of the Bank and Corporation, enable him to provide continued business expertise to the Board of Directors.

MacGregor S. Jones (64)	1993

A resident of York County since 1957, Mr. Jones has served as a director of both the Codorus Valley Bancorp, Inc. (the “Corporation”) and PeoplesBank, A Codorus Valley Company (the “Bank”), since 1993 and is a member of the Risk Management Committee.  A 1968 graduate of Gettysburg College, during his career Mr. Jones worked in the manufacturing and computer industries, and is a retired Ford and General Motors dealership owner.  Currently, Mr. Jones is heavily involved in the field of automotive fuel and energy technology.  Mr. Jones has served in governance capacities for:  Gettysburg College, York-Adams Boy Scout Council, Yorkshire United Methodist Church, and on many boards and committees throughout the York community.

The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Jones has developed through his business background, his leadership roles in philanthropic organizations, and his professional experiences as a business leader, as well as his knowledge and experience as director of the Bank and Corporation, enable him to provide continued business expertise to the Board of Directors.

Larry J. Miller (58)	1986

A resident of York County since 1972, Mr. Miller has served as a director, President and Chief Executive Officer of both the Codorus Valley Bancorp, Inc. (the “Corporation”) and PeoplesBank, A Codorus Valley Company (the “Bank”), since 1986 and 1981, respectively, and has served as Vice Chairman of both Boards since 2004.  He attended York College of Pennsylvania, is a graduate from The Pennsylvania School of Banking at Bucknell University, and has served as Chairman of the Board of Directors for:  the United Way of York County; the York County Economic Development Corporation; YorkCounts; and in other leadership capacities for various non-profit organizations.

The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Miller has developed through his banking background, his leadership roles in philanthropic organizations, and his professional experiences as a business leader, as well as his knowledge and experience as director of the Bank and Corporation, enable him to provide continued banking and business expertise to the Board of Directors.

PROPOSAL 2 – Advisory (Non-Binding) Vote on Executive Compensation

On January 9, 2009, as part of the Capital Purchase Program established by the U.S. Department of the Treasury (“Treasury”) under the Emergency Economic Stabilization Act of 2008 (the “EESA”), the Company entered into agreements with Treasury pursuant to which the Company issued and sold to Treasury (i) 16,500 shares of the Company’s Fixed Rate Cumulative Non-Voting Perpetual Preferred Stock, Series A, par value $2.50 per share, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”), and (ii) a ten-year warrant to purchase up to 263,859 shares of the Company’s common stock, par value $2.50 per share (the “Common Stock”), at an initial exercise price of $9.38 per share (the “Warrant”), for an aggregate purchase price of $16,500,000. All of the proceeds from the sale of the Series A Preferred Stock and the Warrant were treated as Tier 1 capital for regulatory purposes.

In connection with the Corporation’s voluntary participation in the Treasury’s Capital Purchase Program (“CPP”), the Corporation is offering shareholders the opportunity to vote on an advisory (nonbinding) resolution to approve the Company’s executive compensation program described in the Executive Compensation section of this proxy statement. The vote was made a condition of the Company’s continued participation in the CPP by the American Recovery and Reinvestment Act of 2009 (“ARRA”).

As provided under ARRA, this vote will not be binding on the Board or on the Compensation Committee and may not be construed as overruling a decision by the Board of Directors or by the Compensation Committee or create or imply any additional fiduciary duty on the Board nor will the vote affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends that shareholders approve, in an advisory (non-binding) vote, the following resolution:

RESOLVED, that the shareholders approve the company’s executive compensation program.

The Board of Directors recommends a vote FOR this proposal.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES, EXECUTIVE OFFICERS,
AND CERTAIN BENEFICIAL OWNERS

The following table shows, as of March 1, 2010, the amount and percentage of Codorus Valley Bancorp, Inc. common stock beneficially owned by each director, each nominee, each named executive officer and all directors, nominees and executive officers of the Corporation as a group.  Except as to the Beneficial Owner listed below, to the best of our knowledge, no person or entity owned of record or beneficially on March 1, 2010 more than five percent of the outstanding common stock of Codorus Valley Bancorp, Inc.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share. The percentage of all Codorus Valley Bancorp, Inc. common stock owned by each director, nominee or executive officer is less than one percent unless otherwise indicated.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership[1]	Percent of Class
Directors and Nominees
D. Reed Anderson, Esquire	26,703[2]	--
MacGregor S. Jones	53,215[3]	1.30%
Rodney L. Krebs	66,625[4]	1.63%
Larry J. Miller	90,780[5]	2.23%
William H. Simpson	9,972[6]	--
Dallas L. Smith	33,337[7]	--
Donald H. Warner	12,964[8]	--
Michael L. Waugh	6,138[9]	--
Other Executive Officers
Harry R. Swift, Esquire	12,036[10]	--
Jann Allen Weaver, CPA	11,764[11]	--
Diane E. Hill, CPA	8,447[12]	--
All Executive Officers and Directors as a Group	331,981[13]	8.14%
(11 persons)
Other Beneficial Owners
United States Department of the Treasury 1500 Pennsylvania Avenue, N.W. Washington, D.C. 20220	263,859[14]	6.47%

PeoplesBank, A Codorus Valley Company Trust and Investment Services Division Codorus Valley Corporate Center 105 Leader Heights Road York, PA 17403	227,825[15]	5.59%

_______________________________

1 Beneficial ownership of shares of Codorus Valley Bancorp, Inc. common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or who otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of the stock; or (ii) investment power, which includes the power to dispose or direct the disposition of the stock; or (iii) the right to acquire beneficial ownership within 60 days after March 1, 2010.

2 Includes 8,463 shares held in Mr. Anderson’s 401(k) plan and non-qualified stock options of 14,875.

3 Includes 9,350 shares held in Mr. Jones’ IRA, 32,398 shares held jointly with his spouse, 4,076 shares held in his spouse’s IRA, and non-qualified stock options of 6,000.

4 Includes 7,444 shares held in Mr. Krebs’ IRA, 16,157 shares held jointly with his spouse, 16,672 shares held in a family limited partnership, and non-qualified stock options of 14,875.

5 Includes 15,567 shares held jointly with Mr. Miller’s spouse, 1,267 shares held jointly with his daughter, 1,267 shares held jointly with his son, 1,165 shares held in Mr. Miller’s IRA, 11,295 shares of unvested restricted stock, and incentive stock options of 39,905.

6 Includes Mr. Simpson’s non-qualified stock options of 6,000.

7 Includes 742 shares held in Mr. Smith’s spouse’s IRA and non-qualified stock options of 14,875.

8 Includes 712 shares held in Mr. Warner’s IRA and non-qualified stock options of 12,060.

9 Includes Mr. Waugh’s non-qualified stock options of 6,000.

10 Includes Mr. Swift’s unvested restricted stock of 1,155 and incentive stock options of 10,881.

11 Includes 650 shares held jointly with Mr. Weaver’s spouse, unvested restricted stock of 625, and incentive stock options of 10,489.

12 Includes Ms. Hill’s unvested restricted stock of 315 and incentive stock options of 7,648.

13 Includes 72,221 shares reported in Schedule 13G, as amended, of the Trust and Investment Services Division of PeoplesBank, A Codorus Valley Company (30,783 shares are held for the benefit of MacGregor S. Jones, 40,273 shares are held for the benefit of Rodney L. Krebs, and 1,165 shares held for the benefit of Larry J. Miller.) Also includes 13,426 shares held by Codorus Valley Financial Advisors, Inc., a financial subsidiary of the Bank, for the benefit of MacGregor S. Jones.

14 Consists of a warrant to purchase common stock issued by Codorus Valley Bancorp, Inc. in conjunction with its participation in the Capital Purchase Program of the Troubled Asset Relief Program.  Pursuant to the purchase agreement, the Department of the Treasury has agreed not to exercise voting power with respect to any common stock issued upon exercise of the warrant.

15 This information is based solely on Schedule 13G, as amended, filed by the shareholder with the SEC on February 11, 2010 reporting ownership as of December 31, 2009.  Of the 227,825 shares of common stock beneficially owned by the Bank, the Bank has sole voting power over 141,464 shares.  The Bank has shared voting power over 86,361 shares.  The Bank has shared investment power over 227,825 shares.

Executive Officers

The following table provides information, as of March 1, 2010, about the Corporation’s executive officers. The term of each office is one year and until a successor is elected and qualifies.

Name	Age	Principal Occupation For the Past Five Years and Position Held with Codorus Valley Bancorp, Inc. and Subsidiaries

Larry J. Miller	58	President and Chief Executive Officer (since 1986), and Vice Chairman of the Board (since 2005), Codorus Valley Bancorp, Inc. and PeoplesBank, a Codorus Valley Company
Harry R. Swift, Esq.	62

Vice President (since 1998), General Counsel (since 2009), and Secretary (since 1998), Codorus Valley Bancorp, Inc.; Chief Operating Officer, General Counsel, Secretary, and Executive Vice President, PeoplesBank, a Codorus Valley Company

Jann Allen Weaver, CPA	60	Treasurer (since 2000), and Assistant Secretary (since 1995), Codorus Valley Bancorp, Inc.; Executive Vice President and Chief Financial Officer, PeoplesBank, a Codorus Valley Company
Diane E. Hill, CPA	39	Vice President and Auditor (since 2002), Codorus Valley Bancorp, Inc. and PeoplesBank, a Codorus Valley Company

EXECUTIVE COMPENSATION

Introduction

This discussion relates to the compensation of certain Named Executive Officers (“NEOs”) of the Corporation. These NEOs are Mr. Miller, Mr. Swift and Mr. Weaver. As a result of the Corporation’s participation in the U.S. Treasury’s Capital Purchase Program (“CPP”), the NEOs entered into agreements where they each agreed to certain limitations on their contractual rights. These limitations are discussed in this section of the Proxy, as applicable. Further limits may be imposed as a result of future guidance to be issued under the American Recovery and Reinvestment Act of 2009.  Each of the NEO’s has entered into an agreement with the Corporation pursuant to which he had agreed to forego or, in certain circumstances return, any compensation which may be prohibited or limited by CPP.

Employment Agreement

On December 27, 2005, the Corporation, the Bank and Mr. Miller entered into an employment agreement for a term of three years. The term renews automatically for an additional 12 months at the end of each calendar year unless the Corporation and the Bank provide written notice to Mr. Miller of non-renewal. The agreement was amended on November 27, 2007 for the purpose of complying with provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations implementing that Code Section. Under the terms of his employment agreement, Mr. Miller serves as the President and Chief Executive Officer of the Corporation and of the Bank and as a member of the Boards of Directors of the Corporation and of the Bank. The agreement also contains a confidentiality provision and a non-competition provision that prohibits Mr. Miller from competing with the Corporation or with its financial subsidiary, PeoplesBank, within fifty miles of the Bank’s registered office for a period of one year following his termination of employment for any reason other than a change of control.

Pursuant to his employment agreement, Mr. Miller was entitled to an annual salary of $270,000 in 2009, which  may be increased (but not decreased) in the future. In addition, the Boards of Directors have discretion to pay a periodic bonus to Mr. Miller. At the present time, Mr. Miller is not entitled to receive director’s fees or other compensation for serving on the Corporation’s or the Bank’s Board of Directors or their committees. Mr. Miller is also entitled to receive the employee benefits made available to Bank employees, to use a vehicle provided by the Bank and for reimbursement of country club dues.

The agreement with Mr. Miller provides that if his employment is terminated by the Corporation or the Bank due to death, disability or “for cause”, then he is entitled to the full annual salary and any accrued benefits through the date of termination. “For cause” termination includes termination for willful failure to perform his duties, engaging in misconduct injurious to the Corporation or the Bank, violation of certain terms of the employment agreement, dishonesty or gross negligence in the performance of his duties, violation of banking laws and regulations, failure to win election or to serve on the Board of Directors of the Corporation or moral turpitude which brings public discredit to the Corporation or the Bank. If Mr. Miller’s employment is terminated by the Corporation or the Bank other than as a result of death, disability or “for cause”, then he is entitled to a lump sum payment equal to his full annual salary from the date of termination through the last day of the term of the agreement or an amount equal to his current annual salary, whichever is greater, and to a continuation of employee benefits for one year. If Mr. Miller terminates his employment for “good reason”, then he is entitled to an amount equal to his direct annual salary and to a continuation of employee benefits for one year. “Good reason” includes reduction in title or responsibilities, geographic reassignment, removal from office, reduction in salary or benefits, failure to extend the term of the agreement or any other material breach of the agreement by the Corporation or the Bank.

If Mr. Miller’s employment is terminated as a result of a change in control of the Corporation or the Bank, the Agreement provides that he is entitled to receive a lump sum payment equal to three times the sum of his then current direct annual salary and the highest bonus paid to him with respect to one of the last three years of employment, and he will continue to receive all benefits to which he was previously entitled for a period of three years. Change of control includes a more than fifty percent change in ownership of the Corporation or the Bank, a change in effective control of the Corporation or the Bank or a change in ownership of a substantial portion of the Corporation’s or the Bank’s assets. (Change of control is determined consistently under all of the Corporation’s and the Bank’s plans and employment agreements.)

In the event the amounts and benefits payable under the agreement as a result of change of control when added to all other benefits and amounts which may become payable to Mr. Miller by the Corporation and/or the Bank are such that they become subject to Section 280G of the Internal Revenue Code and, therefore, to the excise tax provisions of Section 4999 of the Internal Revenue Code, then Mr. Miller is to be paid the additional amount necessary to reimburse him for the economic detriment of the excise tax. If the amounts and benefits paid under the agreement are subject to Section 280G, they are not deductible by the Corporation.

Notwithstanding the terms of his employment agreement, during the period of the Company’s participation in the CPP, Mr. Miller is prohibited from receiving any payment on account of his departure or upon a change in control except for wages due for services performed up to the time of the departure or change in control and except for payments made on account of death or disability and pension plan payments.  In addition, he is also prohibited from receiving any tax gross-up.

On August 25, 2009, the Corporation, the Bank and Mr. Swift entered into an employment agreement for a term of three years. The term renews automatically for an additional 12 months at the end of each calendar year unless the Corporation and the Bank provide written notice to Mr. Swift of non-renewal.

Pursuant to his employment agreement, Mr. Swift was entitled to an annual salary of $190,000 in 2009 which may be increased (but not decreased) in the future.  In addition, the Boards of Directors have discretion to pay a periodic bonus to Mr. Swift.  Mr. Swift is also entitled to receive the employee benefits made available generally to Bank employees, and to use a vehicle provided by the Bank.

The agreement with Mr. Swift provides that if his employment is terminated by the Corporation or the Bank due to death, disability or “for cause”, or Mr. Swift terminates his employment without Good Reason, he is entitled to be paid his salary and any accrued benefits through the date of termination. “For cause” termination includes termination for willful failure to perform his duties, engaging in misconduct injurious to the Corporation or the Bank, violation of certain terms of the employment agreement, dishonesty or gross negligence in the performance of his duties, violation of banking laws and regulations, breach of fiduciary duty involving personal profit or moral turpitude which brings public discredit to the Corporation or the Bank.

If Mr. Swift’s employment is terminated by the Corporation or the Bank other than as a result of death, disability or “for cause”, he is entitled to a lump sum payment equal to his full annual salary from the date of termination through the last day of the term of the agreement or an amount equal to his current annual salary, whichever is greater, and to a continuation of employee benefits for one year.

If Mr. Swift terminates his employment for “good reason”, other than following a change of control, then he is entitled to an amount equal to his annual salary and to a continuation of employee benefits for one year. “Good reason” includes reduction in title or responsibilities, geographic reassignment, removal from office, reduction in salary or benefits, failure to extend the term of the agreement or any other material breach of the agreement by the Corporation or the Bank.

If Mr. Swift’s employment is terminated for good reason within one year following a change in control of the Corporation or the Bank, the Agreement provides that he is entitled to receive a lump sum payment equal to two and one-half times the sum of his then current annual salary and the highest bonus paid to him with respect to one of the last three years of employment, and he will continue to receive all benefits to which he was previously entitled for a period of two and one-half years.  Change of control includes a more than fifty percent change in ownership of the Corporation or the Bank, a change in effective control of the Corporation or the Bank or a change in ownership of a substantial portion of the Corporation’s or the Bank’s assets. (Change of control is determined consistently under all of the Corporation’s and the Bank’s plans and employment agreements.)

In the event the amounts and benefits payable under the agreement as a result of change of control, when added to all other benefits and amounts which may become payable to Mr. Swift by the Corporation and/or the Bank, are such that they become subject to Section 280G of the Internal Revenue Code and, therefore, to the excise tax provisions of Section 4999 of the Internal Revenue Code, then Mr. Swift is to be paid the additional amount necessary to reimburse him for the economic detriment of the excise tax.  If the amounts and benefits paid under the agreement are subject to Section 280G, they are not deductible by the Corporation.

Notwithstanding the terms of his employment agreement, during the period of the Company’s participation in the CPP, Mr. Swift is prohibited from receiving any payment on account of his departure or upon a change in control except for wages due for services performed up to the time of the departure or change in control and except for payments made on account of death or disability and pension plan payments.  In addition, he is also prohibited from receiving any tax gross-up.

Long-Term Nursing Care Agreement

On December 27, 2005, the Corporation and the Bank entered into a Long-Term Nursing Care Agreement with Mr. Miller. The agreement provides that the Corporation will pay the premiums on a long-term nursing care insurance policy for Mr. Miller and his spouse. The policy was purchased on May 27, 2003. The agreement was amended on November 27, 2007 to comply with IRS regulations implementing section 409A of the Internal Revenue Code. Pursuant to the agreement, upon a change in control, the Corporation will accelerate the ten-year annual premiums due on the policy. The acceleration of premiums upon a change of control is limited by the Corporation’s participation in the CPP, as previously discussed.

The cost of long-term nursing care is a growing concern among executives as they transition through life phases. The Compensation Committee believes that good health care planning reduces the amount of time and attention that Mr. Miller must spend on that topic and maximizes the net financial reward to Mr. Miller of the compensation he received from the Corporation.

Change of Control Agreements

The NEOs and other employees have built the Corporation into the successful enterprise that it is today, and the Committee believes that it is important to protect them in the event of a change of control. Further, it is the Committee’s belief that the shareholders will be best served if the interests of  management are aligned with the interests of the shareholders. Providing change of control benefits should eliminate, or at least reduce, the reluctance of management to pursue potential change of control transactions that may be in the best interests of shareholders. Relative to the overall value of the Corporation, these potential change of control benefits are relatively minor. The level of change of control benefits are based on industry practices and negotiations with the Named Executive Officers.

On December 27, 2005, the Corporation, the Bank and Jann Allen Weaver, CPA, Treasurer and Assistant Secretary of the Corporation and Executive Vice President and Chief Financial Officer of the Bank entered into a change of control agreement. The agreement provides certain benefits to Mr. Weaver in the event of a change of control of the Corporation or the Bank or other specified events. On November 27, 2007 the agreement was amended to comply with regulations implementing Section 409A of the Internal Revenue Code.

The agreement provides that upon termination of employment in connection with a change of control, Mr. Weaver will receive a lump sum payment equal to the present value of one times his compensation determined by using the short-term applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended, in effect on the date of termination of employment.  In addition, Mr. Weaver will continue, for 12 months, his eligibility to participate in all employee benefit plans and programs in which he was previously entitled to participate. Compensation is the sum of Mr. Weaver’s current direct annual salary and the highest bonus paid with respect to one of the last three years of employment.

Guidelines issued pursuant to the ARRA prohibit Mr. Weaver from receiving any payment upon a Change of Control, subject to the same exceptions discussed above with respect to Mr. Miller and Mr. Swift.

Salary Continuation Agreements - Supplemental Executive Retirement Plans (SERPS)

On October 1, 1998, the Bank entered into salary continuation agreements (SERPS) with Mr. Miller, Mr. Swift and Mr. Weaver, which were subsequently amended on December 27, 2005. These agreements provide for certain payments to these named executives following the executive’s normal retirement date and continuing for 240 months for Mr. Miller and for 180 months for Messrs. Swift and Weaver. The SERPs provide an annual benefit at normal retirement age (60 for Mr. Miller and 65 for Messrs. Swift and Weaver) of $130,433 (Mr. Miller), $105,978 (Mr. Swift) and $74,797 (Mr. Weaver).  In connection with certain amendments made to the Corporation’s life insurance program, described below, on December 23, 2008, the SERPs were also amended to add a 4% annualized increase if an NEO remains employed past his normal retirement age, up to a maximum of five years.  The agreements contain provisions for early retirement, disability benefits, death benefits and payments on specified changes of control. The agreements also contain non-competition provisions.

In 2009, the Company bought-out certain participants’ post-retirement life insurance benefits. Each of the NEOs and one other officer rolled the buy-out amount into their SERP.  See “Officer Group Term Replacement Plans”, below.

The non-competition provision contained in Mr. Miller’s and Mr. Swift’s plans prohibit them from competing with the Corporation or with its financial subsidiary, PeoplesBank, within fifty miles of the Bank’s registered office for a period of three years following a termination of employment for any reason other than a change of control. However, Mr. Swift’s agreement permits him to engage in the private practice of law following termination.

The non-competition provision contained in Mr. Weaver’s plan prohibits him from competing with the Corporation or with its financial subsidiary, PeoplesBank, within twenty-five miles of the Bank’s registered office for a period of one year following his termination of employment for any reason other than a change of control.

Payments due under the plans vest gradually over a period of time. Thus, the plans serve to encourage longevity. The Committee believes that it is appropriate to reward long-term executives with benefits that provide for a retirement life style commensurate with that they experienced during their professional careers.

The restriction imposed as a result of the Corporation’s participation in the CPP and further restrictions that may be imposed under the American Recovery and Reinvestment Act of 2009 limit the benefits received under the SERPs upon a change of control.

Supplemental Long-Term Disability Program

The Company provides supplemental long-term disability insurance for certain executives, including Messrs. Miller and Weaver. The individual policies are designed to supplement coverage, in the event of a disability, to bridge the gap between payments under the Company’s general short- and long-term plans and the executive’s salary.

Stock Incentive Plans

The Corporation maintains a 2000 Stock Incentive Plan (“2000 Plan”). The purpose of the 2000 Plan is to advance the development, growth and financial condition of the Corporation.  The 2000 Plan provides for awards of qualified stock options, non-qualified stock options, stock appreciation rights, and restricted stock to officers and other employees. The Compensation Committee administers the 2000 Plan. Persons eligible to receive awards under the 2000 Plan are those key officers and other management employees of the Corporation as determined by the Committee.

The Corporation granted 22,097 options and 5,979 shares of restricted stock under the 2000 Stock Incentive Plan during 2009. Awards to the NEOs are disclosed in the Outstanding Equity Awards Table. The Plan reserved 138,105 shares of the Corporation’s common stock (adjusted for stock splits and stock dividends) for issuance. The shares are subject to adjustment in the event of specified changes in the Corporation’s capital structure.  As of December 31, 2009, there are no shares available for future issuance.

The Corporation maintains a 2007 Long-Term Incentive Plan (“2007 Plan”). The purposes of the 2007 Plan are to advance long-term success of the Corporation and to increase shareholder value by providing the incentive of long-term stock-based rewards to officers, directors and key employees.

The 2007 Plan provides for awards of incentive stock options, non-statutory stock options, restricted stock awards, stock appreciation rights, and stock awards. The Compensation Committee administers the 2007 Plan.  Persons eligible to receive awards under the 2007 are those officers, directors and key employees as determined by the Committee.

The Corporation granted 21,000 options and 7,688 shares of restricted stock under the 2007 Plan during 2009. Awards to the NEOs are disclosed in the Outstanding Equity Awards Table and awards to non-employee directors are disclosed under Director Compensation. The Plan reserved 176,062 shares of the Corporation’s common stock (adjusted for stock splits and stock dividends) for issuance. As of December 31, 2009, 134,062 shares are available for future issuance.  The shares are subject to adjustment in the event of specified changes in the Corporation’s capital structure.

Employee Stock Bonus Plan

In 2001, the Corporation implemented an Employee Stock Bonus Plan, administered by non-employee members of the Corporation’s Board of Directors, under which the Corporation may issue shares of its common stock to employees as performance-based compensation. As of December 31, 2009, 14,373 shares of common stock were reserved for possible issuance under this plan, subject to future adjustment in the event of specified changes in the Corporation’s capital structure. No shares of stock were issued to NEOs under the Employee Stock Bonus Plan during 2009.

401(k) Retirement Plan

The Bank maintains and sponsors a defined contribution 401(k) retirement plan. The 401(k) plan is administered by a committee which is appointed by the Board of Directors. The 401(k) plan is subject to the Internal Revenue Code of 1986, as amended, and to the regulations promulgated thereunder. Participants are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974, as amended.

Each Bank employee who attains the age of 21, successfully completes any probationary period(s), and if a part time employee, completes 1,000 hours of service per year, may participate in the 401(k) plan. An eligible employee may elect to contribute certain portions of salary, wages, commissions, or other direct remuneration to the 401(k) plan. Generally, eligible employees may not contribute more than 50% of their compensation. In 2009, the Bank matched 50% of the first 6% of the employee’s contributions. Employee contributions to the 401(k) plan vest immediately. Employer contributions vest 100% after three years of service.

Officer Group Term Replacement Plans

The Company provides an officers’ life insurance program for certain executives, including the NEOs. This program provides a death benefit to the officer’s beneficiary in an amount equal to three times base salary so long as the Named Executive Officer is employed by the Company. The premiums for this program were paid in 1998 in a one-time, lump sum payment in an aggregate amount equal to $1,531,000, of which $551,000, $545,000 and $300,000 was paid for Messrs. Miller, Swift and Weaver. Under this Program, the Bank is the beneficiary of any death proceeds remaining after an officer’s death benefit is paid to his or her beneficiary. The Committee believes that this benefit helps the Corporation attract and retain talented individuals to the management team. It also believes that it is an appropriate compensation strategy to provide for the continuing lifestyle of the executives’ families in the case of death.

Accounting guidance, effective for fiscal years beginning on December 31, 2007, requires that liabilities for post-retirement split-dollar arrangements be accrued as liability. The Company proposed, and each participant agreed to, a buy-out of the participants’ post-retirement portion of the life insurance benefit; these buy-outs eliminated, for 2009 and beyond, benefit accruals (expense) related to the post-retirement life insurance benefits. In the case of the NEOs and one other officer, the amount of the accrued liability related to the post-retirement life insurance benefit for each NEO was rolled into the SERPs. The termination of the post-retirement life insurance benefit for all participants in the Officers Group Term Replacement Plan is expected to decrease the related expense by an average of approximately $20,000 per year for the next five years. This served to increase the benefit payable to each NEO under the SERPs.

The NEOs also participate in the Corporation’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, short and long-term disability insurance, Employee Stock Purchase Plan participation, and discounts on the Corporation’s products and services.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2009, 2008 and 2007.

Payments characterized as “Non-equity Incentive Plan Compensation” payments for fiscal year ended December 31, 2007 were determined by the Committee at its January 22, 2008 meeting based on 2007 Corporation performance and were paid on February 1, 2008. There were no Non-Equity Incentive Plan Compensation payments for 2008 and 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2]	Option Awards ($)[2]	Non-equity Incentive Plan Compen- sation ($)	Non-qualified Deferred Compen- sation Earnings ($)[7]	All Other Compen- sation ($)3456	Total ($)
Larry J. Miller, Vice Chairman, President and Chief Executive Officer	2009 2008 2007	270,000 270,000 250,000	-- -- --	12,531 175 --	19,236 22,636 33,587	-- -- 65,037	434,538 101,656 93,848	35,599 36,550 32,588	771,904 431,017 475,060

Harry R. Swift, Esquire, Executive Vice President, General Counsel, Cashier	2009 2008 2007	190,000 190,000 184,000	-- -- --	2,525 131 --	9,287 598 --	-- -- 48,013	318,036 56,898 51,519	7,408 9,253 8,916	527,256 256,880 292,448

Jann A. Weaver, CPA, Executive Vice President and Chief Financial Officer	2009 2008 2007	114,000 114,000 109,000	-- -- --	1,281 61 --	5,075 288 --	-- -- 27,501	180,809 32,699 30,209	7,117 7,952 7,834	308,282 155,000 174,544

_______________________________

1 For 2010, Mr. Miller’s base salary was increased to $290,000, Mr. Swift’s base salary was increased to $197,000 and Mr. Weaver’s base salary was increased to $118,000.

2 The amounts in columns (e) and (f) reflect the amounts recognized for financial statement purposes for the fiscal years noted, in accordance with FAS 123(R), of awards pursuant to the 2000 Stock Incentive Plan and 2007 Long Term Incentive Plan and thus, include amounts from awards granted prior to 2009. There were no awards of options made to Mr. Miller in 2009; the amounts shown above reflect the vesting of awards from prior years.  Assumptions used in the calculation of these amounts are included in Note 14 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2009, included in the Corporation’s Annual Report filed on Form 10-K filed with the SEC on or around March 24, 2010.

3 The amounts reflected in column (i), for each Named Executive Officer, include:

•

matching contributions allocated by the Corporation to each Named Executive Officer pursuant to the Corporation’s 401(k) Retirement Plan which is more fully described on page 25 under the heading “401k Retirement Plan” (2007: Mr. Miller, $6,750; Mr. Swift, $5,520; Mr. Weaver, $3,270); (2008: Mr. Miller, $6,900; Mr. Swift, $5,700; Mr. Weaver, $3,157); and (2009: Mr. Miller, $7,350; Mr. Swift, $5,700; Mr. Weaver, $3,420).

•

the incremental cost attributable to certain post-retirement benefits provided pursuant to an Officer Group Term Replacement Plan which provides each Named Executive Officer and other members of management with a death benefit equal to three times annual base salary (2007: Mr. Miller, $2,315; Mr. Swift, $1,968;

Mr. Weaver, $1,064), (2008: Mr. Miller, $2,905; Mr. Swift, $2,064; Mr. Weaver, $1,148). The post-retirement benefits were eliminated for 2009.
•

an incremental cost attributable to the annual expenses of the Change of Control and Supplemental Retirement Trust established for the benefit of the Named Executive Officers and other members of management at the Hershey Trust Company (2007, 2008 and 2009: Mr. Miller, $275; Mr. Swift, $183; and Mr. Weaver, $183).

•

imputed cost of life insurance (2007: Mr. Miller, $1,279; Mr. Swift, $1,245; Mr. Weaver, $645); (2008: Mr. Miller, $1,343; Mr. Swift, $1,306; Mr. Weaver, $696); and (2009: Mr. Miller, $1,454; Mr. Swift, $1,525; Mr. Weaver, $746).

4 In addition to the items noted in footnote (2) above, the amount in column (i) reflects:

•	the cost of long-term health care insurance for Mr. Miller (2007: $16,680), (2008: $19,454), and (2009: $20,846) which is described on page 22 under the heading “Long-Term Nursing Care Agreement”;
•	well-day payments to Mr. Miller (2007: $4,808), (2008: $5,192), and (2009: $5,192) and Mr. Weaver (2007: $2,096), (2008: $2,192) and (2009: $2,192) under the Corporation’s well-day program;
•	Supplemental disability insurance premiums for Mr. Miller ($481 annually) and Mr. Weaver ($576 annually).

5 The amount attributable to perquisites for all years for each Named Executive Officer is less than $10,000.

6 The incremental cost attributable to Corporation-provided automobiles (calculated in accordance with Internal Revenue Service guidelines) are included on the W-2 of Named Executive Officers who receive such benefits. Each such Named Executive Officer is responsible for paying income tax on such amount.

7 Column (h) reflects change in the present value of future benefits payable under Supplemental Executive Retirement Plans (SERPS), described on page 23 under the heading “Salary Continuation Agreements – Supplemental Executive Retirement Plans (SERPS)”.  The larger than normal increase in SERP value for 2009 reflects additional value that was rolled over into the NEO’s SERPS as a result of the buy-out of certain post-retirement death benefits.  The amount of the rollover for each individual was:  $308,421 for Mr. Miller, $241,989 for Mr. Swift and $137,204 for Mr. Weaver.  See “Officer Group Term Replacement Plans” on page 25.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END1

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable[2]	Number of Securities Underlying Unexercised Options Unexercisable[2]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)[2]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Larry J. Miller	11,820 12,763 7,480 2,920	10,753[3] 60[4]		9.8987 15.4747 15.3023 8.7650	12/11/2011 06/22/2014 06/14/2015 12/9/2018	11,155[7]	58,898	0	0
Harry R. Swift	2,553 2,431 2,097	3,800[5]		15.4747 15.3023 8.7650 6.4250	06/22/2014 06/14/2015 12/9/2018 8/25/2019	1,127[8]	5,951	0	0
Jann A. Weaver	2,218 2,553 2,431 1,007	2,280[6]		9.8987 15.4747 15.3023 8.7650 6.4250	12/11/2011 06/22/2014 06/14/2015 12/9/2018 8/25/2019	611[9]	3,226	0	0

_______________________________

1 Includes shares issued under Codorus Valley Bancorp, Inc.’s 1996 Stock Incentive Plan, 2000 Stock Incentive Plan, and 2007 Long-Term Incentive Plan.

2 As adjusted for stock dividends distributed through December 31, 2009.

3 Options for 4,862 shares vest January 1, 2010. Options for 4,862 shares vest January 1, 2011. Options for 1,029 shares vest January 1, 2012.

4 Options for 60 shares vest January 1, 2010.

5 Options for 3,800 shares vest February 25, 2010.

6 Options for 2,280 shares vest February 25, 2010.

7 385 shares vest on December 9, 2010.  385 shares vest of December 9, 2011.  5,192 shares vest on the later of August 25, 2011 or repayment by the Corporation of TARP.  5,193 shares vest on the later of August 25, 2012 or the repayment by the Corporation of TARP.

8 271 shares vest on December 9, 2010.  271 shares vest on December 9, 2011.  292 shares vest on August 25, 2011.  293 shares vest on August 25, 2012.

9 130 shares vest on December 9, 2010.  130 shares vest on December 9, 2011.  175 shares vest August 25, 2011.  176 shares vest on August 25, 2012.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee certifies that during the six-month period beginning September 14, 2009, it has reviewed (i) with the Corporation’s senior risk officers, the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Corporation; (ii) with the Corporation’s senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Corporation; and (iii) the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any employee. Based upon such review, the Compensation Committee also determined that the compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Corporation.

Description of SEO and Employee Compensation Plans Required by §30.7(b) of the Interim Final Rule

The Compensation Committee undertook a review of all compensation plans from a risk perspective with the assistance of Strategic Compensation Planning, Inc., a compensation consultant. The assessment of risk encompassed a review of business processes, current economic environment and the design and administration of each plan. Criteria used by the Compensation Committee to quantify the risk included, among others, the percentage of the employee’s total compensation provided by the plan, the covered employees’ potential ability to manipulate earnings, if any, the covered employees’ potential impact on reported earnings and the covered employees’ ability to approve a proposed transaction or make another business decision that could have a material impact on the Corporation.  The Compensation Committee concluded, based on this review, that there are no features of these plans that unnecessarily expose the Corporation to excessive risks or that could threaten the value of the Corporation.

As a general matter, the Compensation Committee determined that broad-based plans of general applicability that provide for welfare and retirement benefits on a non-discriminatory basis do not encourage unnecessary and excessive risks that threaten the value of the Corporation or create an incentive or opportunity for an employee to manipulate the reported earnings of the Bank Corporation.

SEO Compensation Plans

The Corporation Leadership Cash Incentive Plan. The nature of this plan allows awards to be based on a comprehensive assessment of performance criteria.  These criteria include corporate, functional and individual goals.  While some of these goals are related to financial performance, the Compensation Committee has determined that this plan does not encourage unnecessary or excessive risk-taking by the Senior Executive Officers that threatens the value of the Corporation or the manipulation of reported earnings.

The Corporation has a Long Term Equity Incentive Compensation Plan. All awards under the Plan are discretionary.  Restricted stock would vest over three-years.  The Committee determined that this plan does not encourage unnecessary or excessive risk-taking by the Senior Executive Officers that threatens the value of the Corporation or the manipulation of reported earnings.

Employee Compensation Plans

In addition to the compensation plans solely for Senior Executive Officers discussed above, there are various other employee compensation plans, some of which are discretionary in nature as to the amounts to be paid thereunder, some for which the amounts to be paid thereunder is based on a formula, some of which meet the requirements for commission compensation under the TARP Compensation Standards and others for which the amounts to be paid thereunder may be determined based on a combination of these approaches. All of these plans were reviewed by the Committee. As a result of the review, no plan was identified as having a high degree of risk. It was determined that risk management’s oversight and internal controls affecting the Company generally, the discretionary nature of some of the plans, or a combination of these features, are key factors that serve to ensure that the compensation plans do not encourage undesirable risk-taking activities or the manipulation of earnings.

This report was adopted on March 23, 2010 by the Compensation Committee of the Board of Directors:

THE COMPENSATION COMMITTEE

Rodney L. Krebs, Chairman

D. Reed Anderson, Esquire

MacGregor S. Jones

William H. Simpson

Dallas L. Smith

Donald H. Warner

Michael L. Waugh

DIRECTOR COMPENSATION

The Corporation uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Corporation considers the significant time commitment required of directors in fulfilling their duties to the Corporation.

Cash Compensation Paid to Board Members

In 2009, the Bank’s non-employee directors were compensated for their services rendered as follows:

•	a monthly retainer of $900;
•	directors’ fees of $500 for each regular or special meeting attended; and
•	committee meeting fees paid at the rate of $200 per hour.

The Bank’s Chairman of the Board received a monthly retainer of $1,000 in 2009. In addition, each director recognized imputed income for insurance premiums paid on behalf of the non-employee Bank directors, which totaled $3,289 in 2009. In the aggregate, the Bank paid $182,760 in cash compensation to the Directors in 2009.

Independent Directors’ Deferred Compensation Plan

The Corporation maintains a deferred compensation plan for independent directors. Participants may elect to defer receipt of compensation in order to gain certain tax benefits under Internal Revenue Code Section 451. This plan is not funded by the Corporation.

Independent Directors’ Stock Option Plan

The Corporation maintains the Codorus Valley Bancorp, Inc. 1998 Independent Directors’ Stock Option Plan. The Corporation’s shareholders approved the plan at the 1998 annual meeting and the Board of Directors originally reserved 100,000 shares, or 83,646 shares as of December 31, 2009 as adjusted for stock dividends, for issuance under the plan. The right to grant options under the plan expired in 2008. The purposes of the plan were to advance the Corporation’s and the Bank’s development, growth and financial condition by providing additional incentives to non-employee members of the Corporation’s Board of Directors by encouraging them to acquire stock ownership in the Corporation and to secure, retain and motivate non-employee directors.

Directors who are not employees of the Corporation or its subsidiaries were eligible to receive awards under the plan. Pursuant to the terms of the plan, from 1998 through 2002 each non-employee director who attended at least 75% of the total number of Board of Directors and committee meetings was granted non-qualified stock options at each annual reorganization meeting of the Corporation. The purchase price of common stock subject to each stock option granted is the fair market value at the time of grant. The recipient may exercise these stock options for ten years from the grant date. In prior periods, the Corporation granted all 143,214 stock options available for issuance under this plan, as adjusted for applicable stock dividends and/or stock splits. This aggregate amount includes stock options that may have been cancelled and/or exercised in those prior periods.

In 2007, the shareholders approved the Long-Term Incentive Plan (the “LTIP”). The LTIP permits awards of non-qualified stock options to non-employee directors in 2007 and subsequent years. In 2009, the Corporation granted 21,000 non-qualified stock options (3,000 each) to non-employee directors.

DIRECTOR SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid by the Corporation to non-employee directors for the fiscal year ended December 31, 2009.

Name[1]	Fees Earned or Paid in Cash ($)[4]	Stock Awards ($)	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[2]	Total ($)
D. Reed Anderson, Esq.	27,300	-0-	9,861	-0-	-0-	451	37,612
MacGregor S. Jones	25,700	-0-	9,861	-0-	-0-	368	35,929
Rodney L. Krebs	25,500	-0-	9,861	-0-	-0-	607	35,968
William H. Simpson	25,300	-0-	9,861	-0-	-0-	413	35,574
Dallas L. Smith	27,460	-0-	9,861	-0-	-0-	346	37,667
Donald H. Warner	25,300	-0-	9,861	-0-	-0-	739	35,900
Michael L. Waugh	26,200	-0-	9,861	-0-	-0-	365	36,426

_______________________________

1The Corporation’s President and CEO, Larry J. Miller, is not disclosed in this table because he is an employee director and does not receive separate compensation as a director of the Corporation. Mr. Miller’s compensation is described and disclosed in the Executive Compensation section of this proxy.

2 Imputed cost of life insurance for non-employee directors for a life insurance benefit of $100,000 for the named beneficiary of each director.

3 Reflects the amount recognized for financial statement purposes in accordance with FAS 123(R), of awards pursuant to the LTIP. Assumptions used in the calculation of this amount are included in Note 14 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2009, included in the Corporation’s Annual Report filed on Form 10-K filed with the SEC on or around March 23, 2010.

4 Includes fees for attendance at board of directors meetings of PeoplesBank.  The Board of Directors of PeoplesBank met 28 times in 2009.

RELATED PERSON TRANSACTIONS

Some of Codorus Valley Bancorp, Inc.’s directors and executive officers, their immediate family members, and the companies with which they are associated were customers of and had banking transactions with the Bank during 2009. All loans and loan commitments made to them and their immediate family members and to their companies were made in the ordinary course of business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers of the Bank, and did not involve more than a normal risk of collectability or present other unfavorable features. The principal loan balance outstanding for these persons on December 31, 2009, was approximately $4,700,000, which did not include unfunded commitments of approximately $536,179. The Bank anticipates that it will enter into similar transactions in the future.

Related person transactions are reviewed and voted on by the Board of Directors of the Corporation or the Bank, as applicable. Interested parties do not participate in the review and vote.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee met with management periodically during the year to consider the adequacy of the Corporation’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Corporation’s independent registered public accountants.

The Audit Committee met privately at its regular meetings with both the independent registered public accountants and the internal auditors, each of whom has unrestricted access to the Audit Committee.

The Audit Committee appointed and the Board approved ParenteBeard LLC (ParenteBeard) as the independent registered public accounting firm for the Corporation after reviewing the firm’s performance and independence from management.

Management has primary responsibility for the Corporation’s financial statements and the overall reporting process, including the Corporation’s system of internal controls. The independent registered public accountants audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Corporation in conformity with generally accepted accounting principles and discussed with the Audit Committee any issues they believe should be raised with the Audit Committee.

The Audit Committee reviewed with management and ParenteBeard, the Corporation’s independent registered public accounting firm, the Corporation’s audited consolidated financial statements and met separately with both management and ParenteBeard to discuss and review those consolidated financial statements and reports prior to issuance. Management has represented, and ParenteBeard has confirmed to the Audit Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee received from and discussed with ParenteBeard the written disclosure and the letter required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526, Communication with Audit Committees Concerning Independence. These items relate to that firm’s independence from the Corporation. The Audit Committee also discussed with ParenteBeard matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. The Audit Committee monitored certified public accountant independence and reviewed audit and non-audit services performed by ParenteBeard LLC.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Donald H. Warner, Chairman

D. Reed Anderson, Esquire

William H. Simpson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On October 1, 2009, the Company was notified that the audit practice of Beard Miller Company LLP (“Beard”), an independent registered public accounting firm, was combined with ParenteBeard in a transaction pursuant to which Beard combined its operations with ParenteBeard, and certain of the professional staff and partners of Beard joined ParenteBeard either as employees or partners of ParenteBeard. On October 1, 2009, Beard resigned as the auditors of the Company and, with the approval of the Audit Committee of the Company’s Board of Directors, ParenteBeard was engaged as its independent registered public accounting firm.

Prior to engaging ParenteBeard, the Company did not consult with ParenteBeard regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by ParenteBeard on the Company’s financial statements, and ParenteBeard did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

The report of independent registered public accounting firm of Beard regarding the Company’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2008 and 2007, and during the interim period from the end of the most recently completed fiscal year through October 1, 2009, the date of resignation, there were no disagreements with Beard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard would have caused it to make reference to such disagreement in its reports.

The Board of Directors has selected ParenteBeard as independent registered public accounting firm for the audit of its consolidated financial statements for the fiscal year ending December 31, 2010. As explained above, Beard and ParenteBeard served as the Corporation’s independent certified public accounting firm for the year ended December 31, 2009.

We expect a representative of ParenteBeard to be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative desires to do so.

Aggregate fees billed to Codorus Valley Bancorp, Inc. by Beard and ParenteBeard for services rendered for 2009 and 2010 are presented below:

		Year Ended December 31,
	2009	2008
Audit Fees	$107,263	$78,884
Audit Related Fees	3,300	1,000
Tax Fees	17,174	17,602
All Other Fees	-0-	-0-

Total Fees	$127,737	$97,486

Audit fees include professional services rendered for the audit of the Corporation’s annual consolidated financial statements and review of consolidated financial statements included in the Forms 10-Q and the annual Form 10-K, and services normally provided in connection with statutory and regulatory filings, including out-of-pocket expenses. Audit-related fees for 2009 include: assistance with adoption of new fair value measurement and disclosure requirements and Capital Purchase Program. Audit-related fees for 2008 include: assistance with adopting EITF 06-04, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance”; assistance with evaluation of adoption of accounting standards and review of internal control documentation. Tax fees for 2009 and 2008 include the following: preparation of state and federal returns, tax planning matters, and assistance with tax questions and research.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accountants. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of particular services on a case by case basis. The Audit Committee approved all fees, including tax fees, during 2009 and 2008.

The Audit Committee has considered whether, and determined that, the provision of the non-audit services is compatible with maintaining ParenteBeard’s independence.

PROPOSAL #3 - RATIFICATION OF INDEPENDENT AUDITORS

Codorus Valley’s Audit Committee has selected the firm of ParenteBeard as our independent auditor for the fiscal year ending December 31, 2010.  Although shareholder approval of the selection of ParenteBeard is not required by law, the Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection as is the common practice with other publicly traded companies.  Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the votes cast is required to ratify the appointment of ParenteBeard as Codorus Valley’s independent auditor for the fiscal year ending December 31, 2010. If our shareholders at the 2010 Annual Meeting do not approve this proposal, the Audit Committee will reconsider its selection of ParenteBeard, but no determination has been made as to what action the Audit Committee would take if shareholders do not ratify the appointment of ParenteBeard.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of ParenteBeard as Codorus Valley’s independent auditor for the fiscal year ending December 31, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Codorus Valley Bancorp, Inc.’s directors, executive officers and shareholders who beneficially own more than 10% of Codorus Valley Bancorp, Inc.’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Codorus Valley Bancorp, Inc. with the Securities and Exchange Commission. Based on a review of copies of the reports we received, and on the statements of the reporting persons, we believe that all Section 16(a) filing requirements were complied with in a timely fashion during 2009.

ADDITIONAL INFORMATION

Any shareholder may obtain a copy of Codorus Valley Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, including the financial statements and related schedules and exhibits, required to be filed with the Securities and Exchange Commission, without charge, by submitting a written request to the Treasurer, Codorus Valley Bancorp, Inc., P.O. Box 2887, York, PA 17405-2887. You may also view these documents on the Corporation’s website at www.peoplesbanknet.com. Click on the “About Us” link. Click on the “Investor Relations” link in the left-hand margin, and then click on the “Annual Report on Form 10-K” link in the left-hand margin.

OTHER MATTERS

The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the proxy holders will vote the proxies in what they determine to be the Corporation’s best interests.

ELECTRONIC ACCESS

You may view our proxy and proxy card on line by visiting our website at www.peoplesbanknet.com, clicking on the “About Us” link, clicking on “Investor Relations” in the left-hand margin and then clicking on “Proxy Materials” in the left-hand margin.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/cvly Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 17, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 17, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR all Nominees.

1.	ELECTION OF TWO (2) CLASS A DIRECTORS OF THE CORPORATION FOR THREE (3) YEAR TERMS:	01 William H. Simpson 02 Michael L. Waugh	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory (non-binding) approval of the Corporation’s Executive Compensation Program.	☐	For	☐	Against	☐	Abstain

3.	Ratify the appointment of ParenteBeard LLC as Codorus Valley Bancorp, Inc.’s Independent Auditor for the fiscal year ending December 31, 2010.	☐	For	☐	Against	☐	Abstain

4.	In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

THIS PROXY, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ADVISORY (NON-BINDING) APPROVAL OF THE CORPORATION’S EXECUTIVE COMPENSATION PROGRAM AND FOR THE RATIFICATION OF THE SELECTION OF PARENTEBEARD LLC.

	Date	2010
Address Change? Mark Box ☐ Indicate changes below. I plan to attend the meeting ☐

Signature(s) in Box

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If stock is held jointly, only one joint owner must sign.

CODORUS VALLEY BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 18, 2010

9:00 a.m. Prevailing Time

CODORUS VALLEY CORPORATE CENTER

105 Leader Heights Road

York, PA 17403

PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, as a holder of common stock of Codorus Valley Bancorp, Inc. (the “Corporation”), hereby constitutes and appoints Richard Hupper, Ph.D., Samuel E. Keeney and Robert E. Rebert and each or any of them, proxy holders of the undersigned, with full power of substitution and to act without the other, to vote all of the shares of the Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania 17403 on Tuesday, May 18, 2010, commencing at 9:00 a.m., prevailing time, and at any adjournment or postponement thereof, as indicated upon the matters described in the Proxy Statement.

This proxy may be viewed by visiting our website at www.peoplesbanknet.com, clicking on the “About Us” link, clicking on “Investor Relations” in the left-hand margin and then clicking on “Proxy Materials” in the left-hand margin.

THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER(S) AND RETURNED PROMPTLY TO THE WELLS FARGO BANK, N.A. IN THE ENCLOSED ENVELOPE. WHEN SHARES ARE HELD BY JOINT TENANTS, THE SIGNATURE OF ONE JOINT TENANT WILL VOTE ALL SHARES. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE DATE AND SIGN EACH CARD AND RETURN ALL PROXY CARDS IN THE ENCLOSED ENVELOPE.

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

See reverse for voting instructions.

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